Exhibit 99.1

Press Contact:
Danielle Dawson BUSINESS OBJECTS 408 953-6108 danielle.dawson@businessobjects.com

Investor Contacts:
Don Markley BUSINESS OBJECTS 1 408 953 6054 don.markley@businessobjects.com

Anne Guimard BUSINESS OBJECTS +33 1 41 25 39 19 anne.guimard@businessobjects.com

BUSINESS OBJECTS ANNOUNCES DISMISSAL OF MICROSTRATEGY’S TORTIOUS
INTERFERENCE CLAIM

San Jose, California; Paris, France — October 31, 2003 — Business Objects S.A. (Nasdaq: BOBJ; Euronext Paris: ISIN code FR0004026250 — BOB), the world’s leading provider of business intelligence solutions, today announced that the United States District Court for the Eastern District of Virginia issued a ruling in favor of Business Objects granting its motion for judgment as a matter of law in the case of MicroStrategy, Inc. (“Microstrategy”)v. Business Objects S.A. and Business Objects Americas (collectively “Business Objects”).

On October 28, the Court granted judgment as a matter of law in favor of Business Objects, and dismissed the jury trial, on MicroStrategy’s allegations that Business Objects tortiously interfered with certain employment agreements between MicroStrategy and its ex-employees. At this time, the Court has yet to decide MicroStrategy’s remaining claim that Business Objects misappropriated its trade secrets. The Court has previously ruled that MicroStrategy is not entitled to monetary damages on its misappropriation of trade secrets claim.

About Business Objects

Business Objects is the world’s leading provider of enterprise business intelligence (BI) solutions. Business Objects enables organizations to track, understand, and manage enterprise performance. The company’s solutions leverage the information that is stored in an array of corporate databases, enterprise resource planning (ERP), and customer relationship management (CRM) systems.

Popular uses of BI include management dashboards and scorecards, enterprise performance management applications, customer intelligence applications, enterprise reporting, financial reporting, and both customer and partner extranets. These solutions enable companies to gain visibility into their business, acquire and retain profitable customers, reduce costs, optimize the supply chain, increase productivity and improve financial performance.

Business Objects provides the industry’s most integrated business intelligence suite, called BusinessObjects Enterprise 6. This suite includes the industry’s best web query, reporting, and analysis; the most advanced and complete suite of analytic applications; and the best connectivity to packaged applications.

Business Objects has more than 18,000 customers in over 80 countries. The company’s stock is publicly traded under the ticker symbols NASDAQ: BOBJ and Euronext Paris (ISIN: FR0004026250 — BOB). It is included in the SBF 120 and IT CAC 50 French stock market indexes. Business Objects can be reached at 408-953-6000 and www.businessobjects.com

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BusinessObjects is a trademark of Business Objects S.A. Other company and product names may be trademarks of the respective companies with which they are associated.

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